Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

August 5, 2008	763-493-6370 / www.mocon.com

MOCON Announces Increased Second Quarter Revenues and Net Income

MINNEAPOLIS, MN, August 5, 2008 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended June 30, 2008.

Net sales for the second quarter 2008 were $7,379,000, an increase of 11 percent compared to $6,658,000 for the second quarter 2007.  Net income was $1,051,000 for the second quarter 2008, a 13 percent increase compared to $932,000 in the second quarter 2007.  Diluted net income per share increased 13 percent to $0.18 in the second quarter 2008, compared to $0.16 for the same period in 2007.  Six-month sales were $14,841,000, an increase of 10 percent compared to $13,534,000 for the first six months of 2007.  Net income and diluted net income per share were $1,937,000 and $0.34, respectively, for the first half of 2008, increases of 10 percent compared to $1,765,000 and $0.31 for the same period in 2007.

The increase in sales for the second quarter 2008 compared to the second quarter 2007 was primarily the result of a 27 percent increase in our permeation products and services group, which made up 58 percent of our total consolidated sales in the current period.  Our packaging products group, which accounted for 14 percent of consolidated sales in the current quarter, increased 9 percent over the prior year.  Geographically, our total international sales increased 30 percent in the current quarter, which more than offset a 5 percent decline in domestic sales.  Sales to Europe increased significantly in the current quarter and favorable foreign currency exchange rates also contributed to the international sales growth.

The increase in net income was primarily due to the increases in sales and gross profit margins, partially offset by increases in selling, general and administrative expenses.  Our selling, general and administrative expenses increased 16 percent in the current quarter compared to the prior year due to increased headcount as well as higher professional fees.

“We are very pleased to announce a strong quarter for the Company despite some of the recessionary trends that are evident in the U.S. economy.  We are fortunate that our overall international sales grew for the quarter, thereby offsetting a small decline in our domestic business.  Our permeation products and services group continues to be a strong contributor to the Company’s growth.  Our investment in additional employees and new marketing initiatives has played a key role in our revenue growth overall,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Sales
Products	$6,923	$6,137	$14,025	$12,624
Consulting services	456	521	816	910
Total sales	7,379	6,658	14,841	13,534

Cost of sales
Products	2,735	2,586	5,655	5,264
Consulting services	244	245	478	503
Total cost of sales	2,979	2,831	6,133	5,767

Gross profit	4,400	3,827	8,708	7,767

Selling, general and administrative expenses	2,442	2,098	5,024	4,327
Research and development expenses	483	435	1,027	970
Operating income	1,475	1,294	2,657	2,470

Other income	157	141	289	268
Income before income taxes	1,632	1,435	2,946	2,738

Income taxes	581	503	1,009	973

NET INCOME	$1,051	$932	$1,937	$1,765

Net income per common share:
Basic	$0.19	$0.17	$0.35	$0.32
Diluted	$0.18	$0.16	$0.34	$0.31

Weighted average shares:
Basic	5,553	5,489	5,543	5,481
Diluted	5,689	5,696	5,671	5,689

BALANCE SHEET DATA:

	June 30, 2008	December 31, 2007
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$11,403	$12,236
Accounts receivable, net	4,390	4,478
Inventories	4,184	3,965
Other current assets	884	627
Total current assets	20,861	21,306
Marketable securities, noncurrent	5,092	2,789
Property, plant and equipment, net	1,525	1,583
Other assets, net	4,023	3,995

Total assets	$31,501	$29,673

Liabilities and Stockholders’ Equity:
Total current liabilities	$3,877	$3,949
Total noncurrent liabilities	342	339
Stockholders’ equity	27,282	25,385

Total liabilities and stockholders’ equity	$31,501	$29,673